                                                                    EXHIBIT 99.B




                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners' of Concert B.V.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareowners' equity and comprehensive loss and cash flows present fairly, in all material respects, the financial position of Concert, B.V. and its subsidiaries (the "Company") at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.






PricewaterhouseCoopers LLP
McLean, Virginia
May 1, 2002

                                  CONCERT, B.V.
                           CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                     ASSETS
                                                                                         AT DECEMBER 31,
                                                                                     -------------------------
                                                                                                   (UNAUDITED)
                                                                                       2001           2000
                                                                                     --------      -----------
Current assets:
  Cash and cash equivalents                                                          $   105       $   127
  Accounts receivable:
         Trade third parties, less allowances of $146 and
            $36 (unaudited)                                                            2,539         1,825
         Trade related parties                                                           768         1,670
         Other third parties, less allowance of $4 and $1
            (unaudited)                                                                   80           222
         Other related parties                                                            54           444
  Loans and interest due from related parties                                            159           328
  Prepaid expenses and other                                                              39            36
                                                                                     -------       -------
           Total current assets                                                        3,744         4,652
  Property and equipment, net                                                          1,744         3,753
  Intangible and other assets, net                                                        14           949
                                                                                     -------       -------
           Total assets                                                              $ 5,502       $ 9,354
                                                                                     =======       =======

                       LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Trade accounts payable and accrued expenses:
         Third parties                                                               $ 2,694       $ 2,450
         Related parties                                                               1,076         1,942
  Accrued employee related costs                                                         361           107
  Capital lease obligation                                                                15            15
  Deferred revenue                                                                        81            47
  Income and value added taxes payable                                                    69           116
                                                                                     -------       -------
           Total current liabilities                                                   4,296         4,677
  Accrued employee related costs, net of current portion                                  --            68
  Capital lease obligation, net of current portion                                        29            41
  Deferred revenue, net of current portion                                                46            39
  Deferred income taxes                                                                    1             9
  Long-term debt related parties                                                          --         1,950
                                                                                     -------       -------
           Total liabilities                                                           4,372         6,784
                                                                                     -------       -------

Commitments and contingencies (Note 10)

Shareowners' equity:
   Class A ordinary shares, par value 100 NLG; 300,000 shares authorized;
     125,101 shares issued and outstanding at December 31, 2001; 125,100 shares issued and outstanding at December 31, 2000
     (unaudited)                                                                           6             6
   Class B ordinary shares, par value 400 NLG; 300,000
     shares authorized; 125,101 shares issued and outstanding at December 31,
     2001; 125,100 shares issued and outstanding at December 31, 2000
     (unaudited)                                                                          24            24
  Additional paid-in capital                                                           5,476         3,355
  Accumulated deficit                                                                 (4,425)         (816)
  Contribution receivable                                                                 --           (22)
  Accumulated comprehensive income                                                        49            23
                                                                                     -------       -------
           Total shareowners' equity                                                   1,130         2,570
                                                                                     -------       -------
           Total liabilities and shareowners' equity                                 $ 5,502       $ 9,354
                                                                                     =======       =======

   The accompanying notes are an integral part of these financial statements.

                                  CONCERT, B.V.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                              (DOLLARS IN MILLIONS)

                                                   FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                        ------------
                                                              (UNAUDITED)
                                                    2001         2000
                                                    ----         ----
Net revenue                                       $ 6,189       $ 7,748

Operating expenses:
  Access, interconnection and network               5,128         5,836
  Selling, general and administrative               1,345         1,058
  Asset write-offs                                  2,625            --
  Depreciation and amortization                       665           525
                                                  -------       -------

      Total operating expenses                      9,763         7,419
                                                  -------       -------

Operating loss                                     (3,574)          329

Other income (expense):
  Interest income                                      19            36
  Interest expense, net                               (76)         (106)
  Loss on foreign currency transactions, net          (50)          (90)
  Other (expense) income                              (28)           34
                                                  -------       -------

      Total other expense                            (135)         (126)
                                                  -------       -------

(Loss) income before income taxes                  (3,709)          203

Income tax benefit (provision)                         76           (98)

Minority interest                                      24            (2)
                                                  -------       -------

      Net (loss) income                           $(3,609)      $   103
                                                  =======       =======

   The accompanying notes are an integral part of these financial statements.

                                  CONCERT, B.V.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY AND
                           COMPREHENSIVE (LOSS) INCOME
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)


                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                                 (UNAUDITED)
                                                                                      2001          2000
                                                                                      ----          ----
Class A ordinary shares:
   Balance at beginning of year                                                      $     6       $    --
      125,100 shares issued to AT&T in connection with the formation of the
      Global Venture (Note 3)                                                             --             6
      1 share issued to AT&T in connection with the conversion of the AT&T Term
      Loan to equity (Note 3)                                                             --            --
                                                                                     -------       -------
Balance at end of year                                                                     6             6
                                                                                     -------       -------

Class B ordinary shares:
    Balance at beginning of year (125,100 shares)                                         24            24
      1 share issued in connection with the conversion of the BT Term Loan to
      equity (Note 3)                                                                     --            --
                                                                                     -------       -------
Balance at end of year                                                                    24            24
                                                                                     -------       -------

Additional paid-in capital:
    Balance at beginning of year                                                       3,355         1,360
      Shares issued in connection with the formation of the Global Venture
      (Note 3)                                                                            --         1,726
         Cash contributions (Note 3)                                                      --           256
         Other non-cash contributions from shareowners (Note 3)                           --            43
         Contribution receivable from shareowner (Note 3)                                 --            22
       Estimated income taxes paid on behalf of shareowners (Note 3)                      --           (52)
      Conversion of AT&T and BT Term Loans to equity (Note 3)                          2,121            --
                                                                                     -------       -------
Balance at end of year                                                                 5,476         3,355
                                                                                     -------       -------

Accumulated deficit:
    Balance at beginning of year                                                        (816)         (919)
        Net (loss) income                                                             (3,609)          103
                                                                                     -------       -------
Balance at end of year                                                                (4,425)         (816)
                                                                                     -------       -------

Contribution receivable:
   Balance at beginning of year                                                          (22)           --
      Cash contribution receivable from shareowner                                        --           (22)
      Cash contribution received from shareowner                                          22            --
                                                                                     -------       -------
Balance at end of year                                                                    --           (22)
                                                                                     -------       -------

Accumulated comprehensive income:
   Balance at beginning of year                                                           23            37
       Foreign currency translation adjustment                                            26           (14)
                                                                                     -------       -------
Balance at end of year                                                                    49            23
                                                                                     -------       -------
Total shareowners' equity                                                            $ 1,130       $ 2,570
                                                                                     =======       =======

Comprehensive (loss) income:
   Net (loss) income                                                                 $(3,609)      $   103
   Foreign currency translation adjustment, less income taxes of $8 and $(4)
   (unaudited), respectively                                                              18           (10)
                                                                                     -------       -------
 Total comprehensive (loss) income                                                   $(3,591)      $    93
                                                                                     =======       =======

   The accompanying notes are an integral part of these financial statements.

                                  CONCERT, B.V.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)

                                                                                                 FOR THE YEARS ENDED
                                                                                                     DECEMBER 31,
                                                                                                     ------------
                                                                                                            (UNAUDITED)
                                                                                                  2001          2000
                                                                                                  ----          ----
Cash flows from operating activities:
  Net (loss) income                                                                             $(3,609)      $   103
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
   Depreciation and amortization                                                                    665           525
   Bad debt expense                                                                                  85            40
   Unrealized foreign exchange losses, net                                                           43            91
   Deferred taxes                                                                                    (8)            1
   Minority interest share of net (loss) income                                                     (24)            2
   Asset write-offs                                                                               2,625            --
   Other non-cash items                                                                              23             9
   Changes in operating assets and liabilities:
     Accounts receivable:
      Trade third parties                                                                          (838)       (1,758)
      Trade related parties                                                                         902            43
      Other third parties                                                                           142          (202)
      Other related parties                                                                         390          (420)
     Interest due from related parties                                                                9            10
     Prepaid expenses and other                                                                      (1)           55
     Trade accounts payable and accrued expenses:
      Third parties                                                                                 332         1,152
      Related parties                                                                              (629)        1,140
     Accrued employee related costs                                                                 188           244
     Income and value added taxes payable                                                           (18)           84
     Deferred revenue                                                                                41            86
     Other  assets and liabilities                                                                   19            12
                                                                                                -------       -------
        Net cash provided by operating activities                                                   337         1,217
                                                                                                -------       -------

Cash flows from investing activities:
  Acquisition of property and equipment                                                            (438)       (1,108)
  Loans to related parties                                                                       (1,015)         (437)
  Repayments of loans due from related parties                                                    1,163           130
  Other investing activities                                                                        (20)          (78)
                                                                                                -------       -------
        Net cash used in investing activities                                                      (310)       (1,493)
                                                                                                -------       -------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt related parties                                           --         1,000
  Principal payments on long-term debt related parties                                               --          (906)
  Proceeds from capital contributions from related party                                             22           308
  Proceeds from the issuance of notes payable                                                       217            --
  Payments on accrued interest to related party                                                    (217)           --
  Cash overdraft                                                                                    (46)           48
  Estimated income taxes paid on behalf of shareowners                                               --           (52)
  Payments on capital lease obligation                                                              (13)           (3)
  Other financing activities                                                                        (11)           --
                                                                                                -------       -------
        Net cash (used) provided by financing activities                                            (48)          395
                                                                                                -------       -------

Net effects of foreign currency on cash                                                              (1)           --
                                                                                                -------       -------

Net decrease in cash and cash equivalents for the year                                              (22)          119
Cash and cash equivalents, beginning of year                                                        127             8
                                                                                                -------       -------
Cash and cash equivalents, end of year                                                          $   105       $   127
                                                                                                =======       =======

   The accompanying notes are an integral part of these financial statements.

                                  CONCERT, B.V.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)

                                                                                                 FOR THE YEARS ENDED
                                                                                                     DECEMBER 31,
                                                                                                     ------------
                                                                                                           (UNAUDITED)
                                                                                                  2001        2000
                                                                                                  ----        ----
Supplemental disclosure of cash flow information:
  Cash paid for interest, including  interest capitalized                                        $  217      $    6
  Cash paid for income taxes, including amounts paid on behalf of shareowners of $0 and $52
   (unaudited), respectively                                                                     $   25      $   70

Non-cash investing and financing activities:
  Payment due for the purchase of assets from related parties                                    $   11      $   23
  Equipment acquired under capital lease                                                         $   --      $   59
  Non-cash contributions by related parties                                                      $   --      $   43
  Non-cash contributions in connection with the formation of the Global Venture                  $   --      $1,680
  Conversion of long-term debt and related accrued interest - related parties                    $2,121      $   --

   The accompanying notes are an integral part of these financial statements.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

1.   ORGANIZATION

     DESCRIPTION OF THE BUSINESS

     Concert B.V., a private limited liability company established in Amsterdam, the Netherlands, on October 20, 1998, through the Concert global group of companies (collectively, "Concert" or the "Company"), provides global communications services to multi-national companies, traditional and emerging carriers, wholesalers and Internet service providers. Concert's core business offering and products include the sale of International Direct Dial (IDD), Select, Wholesale, Transit and other voice services, International Bandwidth, Data, IP and domestic services to multi-national customers. The ultimate parent company from inception to January 4, 2000 was British Telecommunications plc. ("BT"). On January 5, 2000, the Company became jointly owned by AT&T, Corp. ("AT&T") and BT, pursuant to the provisions of the Framework and Closing Agreements dated October 23, 1998 and November 22, 1999, respectively, as amended and effective for purposes of forming a joint venture ("The Global Venture" or "GV") on January 5, 2000.

     As part of the GV formation, as discussed further in Note 3, BT and AT&T (collectively, "the Parents") contributed certain assets, liabilities and economic benefits and risks of certain contracts. The contribution of assets, liabilities and contract rights was accounted for using the Parents' cost basis at January 5, 2000.

     Concert's operations are separated into the following business units:
     Global Accounts ("GA"), Global Markets ("GM"), International Carrier Services ("ICS"), Global Products ("GP"), and Networks & Systems ("N&S").

     GA provides a named set of approximately 270 multinational corporations ("MNC") with global telecommunication sales and service. Customers are primarily in the finance, petrochemical, pharmaceutical, and information technology industry sectors. Global Accounts' customers have a single point of contact with responsibility for everything from service procurement to problem resolution, through a Global Account Manager with a full support team of service network designers, field engineers and billing specialists.

     GM provides international communications services through a network of over 50 distributors, (including the Parents) to multinational companies, and other business customers and institutions worldwide. Products include a range of Bandwidth (international private line), Data (international frame relay, packet and ATM services), Voice (freephone, virtual network services, global software-defined networks) and value-added IP ("Internet Protocol") services.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     ICS is responsible for international voice traffic management and correspondent carrier relations for the Parents. In addition, ICS offers telecommunications services to traditional and emerging carriers, wholesalers and internet service providers worldwide. The unit manages the profit and loss of a wholesale voice cross-border service portfolio that includes international wholesale product platforms as well as switched transit and hubbing services.

     GP develops and manages the Concert portfolio of retail services sold by GA, the Parents, and other distributors. This organization creates innovative solutions in network-based corporate communication services. Emphasis is on the delivery of leading edge international services and applications. The functional areas in this organization include product management, service, marketing and strategy.

     N&S is responsible for designing, building, managing and maintaining Concert's global network, as well as delivering all aspects of customer service. The N&S unit is the interface with in-country domestic suppliers for access, whether with AT&T or BT in their home markets, or with local network providers in other countries. N&S is also responsible for the integration of networks, technical platforms and systems (including development), along with their associated processes.

     TERMINATION OF THE GV

     On October 15, 2001, AT&T, BT and Concert entered into binding agreements (collectively the "Termination Agreements"), which, upon closing, resulted in Concert's acquisition of 100% of AT&T's equity interest ("AT&T Shares") in Concert, in exchange for certain assets, liabilities, contracts, customers and other items of Concert ("Transferred Assets"). After completion of certain conditions, closing occurred on April 1, 2002 ("Close" or "Closing"). Upon Closing, as consideration for the AT&T Shares, a portion of the assets, liabilities, contracts, customers and other operational items transferred to AT&T. The Transferred Assets consisted primarily of those items that were contributed by AT&T in connection with the formation of the GV, in addition to certain assets and obligations that were purchased, generated or developed during the operation of the GV. The remaining business is now wholly owned by BT.

     As a result of the April 1, 2002 transaction described above, the financial position, results of operations and cash flows included in these financial statements are not representative of the remaining Concert business from April 1, 2002 forward.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     CONTINUING OPERATIONS

     In order for Concert to continue its global operations, Concert has entered into commercial arrangements with AT&T at Closing. The purpose of these arrangements is to provide Concert the ability to offer telecommunication services in geographic regions where Concert will no longer have the operating assets as a result of the movement of the Transferred Assets to AT&T.

     LIQUIDITY

     In accordance with the Termination Agreements, a funding plan for supporting the operations of the Company between October 15, 2001 and the Close and a series of Transition Projects that will continue post Close was established. With minimal exceptions, this funding plan requires the Parents to equally fund operations through Close and the completion of the Transition Projects.

     Post Close, BT confirmed that sufficient funding will be available for Concert to meet its financial obligations up to and through March 31, 2003.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (U.S.) and include the accounts of Concert and its majority-owned subsidiaries. All material inter-company accounts and transactions have been eliminated in the consolidated financial statements. Certain balances in the prior year have been reclassified to conform to the presentation adopted in the current year.

     The unaudited Consolidated Balance Sheet as of December 31, 2000, the unaudited Statement of Operations, Shareowners' Equity and Comprehensive
     (Loss) Income and Cash Flows for the year ended December 31, 2000 have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     FOREIGN CURRENCY TRANSLATION

     Concert maintains its consolidated financial statements in U.S. dollars. Income statement amounts are translated at average exchange rates for the year and assets and liabilities are translated at year-end exchange rates for operations that prepare financial statements in currencies other than the U.S. dollar. These translation adjustments are presented as a component of accumulated other comprehensive (loss) income within shareowners' equity. Gains and losses from foreign currency transactions are included in net (loss) income.

     REVENUE RECOGNITION

     Concert records net revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," and Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent", which provide guidance on the recognition, presentation and disclosure of revenue in financial statements.

     Prior to October 15, 2001, the Company reported revenue generated from MNC Domestic services on a gross basis. This was based upon a number of key facts including customer ownership, economic risk, price control and the Company's intent to migrate the contractual relationship from the Parents direct to Concert. In connection with the decision to unwind the GV, a number of these factors changed and the Company has concluded the appropriate presentation for MNC domestic sales, post October 15, 2001 should be on a net basis.

     This change in presentation resulted in a reduction in net revenue, accounts receivable, operating expenses and accounts payable related party for the year ended December 31, 2001 of $299.

     Concert recognizes revenue from the sale of International Direct Dial
     (IDD), Select, Wholesale, Transit and other Voice services, International Bandwidth, Data, MNC Domestic and IP services when persuasive evidence of an arrangement exists, delivery has occurred or services are provided, prices are fixed and determinable and collection is reasonably assured. Revenue is recognized as services are provided net of amounts that will be neither billed nor

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     collected. Amounts invoiced to customers, including sub-sea capacity, prior to the relevant criteria for revenue recognition being satisfied, are included in deferred revenue which is included in the accompanying consolidated balance sheet.

     ADVERTISING

     Costs of advertising and promotions, excluding cash incentives used to acquire customers, are expensed as incurred. Advertising and promotional expenses were $45 and $38 (unaudited) for the years ended December 31, 2001 and 2000, respectively.

     CASH AND CASH EQUIVALENTS

     Concert considers all highly liquid investments having original maturities of ninety days or less at the date of acquisition to be cash equivalents. The carrying value of cash equivalents approximates fair value.

     PROPERTY AND EQUIPMENT

     Property and equipment, which includes capitalized leases, are stated at cost, net of depreciation and amortization. Expenditures for improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

     Expenditures for construction of network systems and other projects prior to the asset being ready for its intended use are reflected as construction in progress. Capitalized costs include costs incurred under the construction contracts, labor and interest. Total interest cost incurred for the years ended December 31, 2001 and 2000 were $99 and $133 (unaudited), respectively. Interest capitalized on construction in progress for the years ended December 31, 2001 and 2000 were $23 and $27 (unaudited), respectively. Costs incurred relating to the evaluation of new projects, prior to the date the development of the project becomes probable, are expensed as incurred.

     Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives of the asset or the term of the lease. The following are Concert's depreciable asset categories and their estimated useful lives:

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

         Network and other equipment                             3 to 20 years

         Software developed for internal use                     3 years

         Buildings and leasehold improvements                    5 to 40 years

         Administrative Assets                                   1 to 7 years

     When assets are sold or retired, the cost and related accumulated depreciation are eliminated from the accounts and the resultant, gain or loss is included in other income (expense).

     INTANGIBLE ASSETS

     Intangible assets include goodwill, and customer lists. Amounts contributed by the shareowners' as goodwill is the excess of the purchase price over the fair value of net assets acquired in a business combination accounted for under the purchase method. Concert amortizes goodwill on a straight-line basis over 20 years. Customer lists are amortized over 5 years. In accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets", Concert continues to evaluate the amortization periods of the Company's intangible assets to determine whether events or circumstances warrant revised amortization periods.

     SOFTWARE DEVELOPED FOR INTERNAL USE

     Certain development costs, including external direct costs of materials and services and payroll costs for employees devoting time to the projects associated with internal-use software are capitalized in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use". These costs are included within property and equipment and are amortized over a period of three years beginning when the asset is ready for its intended use. Costs incurred prior to technological feasibility, as well as maintenance and training costs are expensed as incurred. For the years ended December 31, 2001 and 2000, Concert capitalized costs of $198 and $117 (unaudited), respectively, related to software development.

     Research and development costs are expensed as incurred. Concert recorded $154 and $83 (unaudited) as research and development costs for the years ended December 31, 2001 and 2000, respectively.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", long-lived assets, identifiable intangibles and goodwill related to those assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the long-lived assets, related intangible assets and goodwill, then a loss is recognized for the difference between the fair value and carrying amount of the identifiable tangible, intangible assets and goodwill being evaluated. See note 4 for a discussion on asset impairments for the year ended December 31, 2001.

     SUB-SEA CABLE CAPACITY

     In connection with the formation of the GV, the Parents contributed sub-sea cable assets to Concert. These amounts have been recorded as Property and Equipment and are being depreciated over their remaining useful lives.

     In the normal course of business, Concert enters into transactions to acquire the right to use sub-sea cable assets or services. Dependent on the nature of the assets or services received, Concert accounts for the transaction as either a service contract or as a lease arrangement. If the services received do not meet the criteria of a lease, Concert accounts for the services received in accordance with accepted service contract accounting by recognizing the cost of the service offering over the term of the arrangement. If the assets received meet the criteria of a lease, Concert accounts for the arrangement in accordance with SFAS No. 13, "Accounting For Leases" (see note 10).

     DERIVATIVE FINANCIAL INSTRUMENTS

     Concert enters into foreign currency forward contracts to manage the risk of foreign currency exchange rate fluctuations. All foreign currency contracts are marked-to-market on a current basis with respective gains or losses recognized in other income (expense). The gains or losses on foreign currency contracts serve to offset (partially, or completely, depending on the nature of the instruments entered into in relation to the underlying assets) the impact of the revaluation of the underlying assets or liabilities (receivables or payables) that are recorded within Concert's financial statements in currencies other than U.S dollars.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Concert to concentration of credit risk consist principally of cash and cash equivalents, and accounts receivable. Concert maintains its cash and cash equivalents with high-quality financial institutions which, at times, may exceed federally insured limits.

     Concert has accounts receivable and loans receivable from its Parents, which exceed 10% of the December 31, 2001 and 2000 accounts receivable and loans receivable balances. Receivable balances due from the Parents at December 31, 2001 and 2000 are $2,247 and $3,470 (unaudited), respectively.

     No other customers represented more than 10% of accounts receivable at December 31, 2001 and 2000.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of Concert's financial instruments, including cash and cash equivalents, accounts receivable, loans and interest receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the relative short maturities of these instruments.

     The fair value of Concert's long-term debt due to the Parents at December 31, 2000 is $1,812 (unaudited).

     INCOME TAXES

     Concert, B.V. is recognized as a partnership for U.S. income tax purposes, therefore Concert has not recorded current or deferred income taxes in the accompanying financial statements related to its U.S. operations. Concert's foreign subsidiaries recognize current and deferred income taxes using tax laws enacted in each local jurisdiction. Deferred taxes are recognized using the asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method, deferred income taxes are recognized for differences between the carrying amounts and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. Concert establishes a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

                                  CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" which supercedes Accounting Principles Board (APB) Opinion No. 16. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for under the purchase method. In addition, SFAS No. 141 establishes criteria for the recognition of intangible assets separately from goodwill. Management is in the process of evaluating what impact the adoption of SFAS No. 141 will have on the Company's financial statements.

     Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" which supercedes APB Opinion No. 17. Under SFAS No. 142, goodwill and indefinite-lived intangible assets will no longer be amortized, but rather will be tested for impairment upon adoption of the standard and at least annually thereafter. In addition, the amortization period of intangible assets with finite lives will no longer be limited to 40 years. SFAS No. 142 is effective for the Company as of January 1, 2002. Management is in the process of evaluating the effect that this statement will have on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management is in the process of evaluating the effect that this statement will have on the Company's financial statements.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 144 applies to all long-lived assets, including discontinued operations, and amends APB opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on SFAS No. 121, SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal

                                 CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in millions, except share data)
                                    ________

     implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and
     (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also amends Accounting Research Bulletin
     (ARB) No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for Concert as of January 1, 2002. Management is in the process of evaluating the effect that this statement will have on the Company's financial statements.


3.   RELATED PARTY TRANSACTIONS

     A substantial portion of Concert's business is transacted between the Company and its Parents. The majority of the terms and conditions, including renewal periods and renegotiation rights applicable to those business transactions, have been contractually agreed between the Parents. Below is a summary of the transactions between Concert and its Parents and the amounts included from those transactions in the Consolidated Statement of Operations for the years ended December 31, 2001 and 2000:

                                  (Unaudited)
                         2001        2000
                         ----        ----
Net revenue             $2,522      $3,274
Operating expenses       2,491       2,340
Other expense               81          94

     Revenue earned from the Parents includes the sale of IDD, Wholesale, and other Voice services, International Bandwidth, Data, and IP services.

     Operating expenses relate to the cost of inland domestic services, network service, system support, maintenance and provisioning, international termination charges, US and UK domestic backhaul, billing and customer care, certain employee related costs and other general services inclusive of all related tax and regulatory charges.

     Other expenses include interest income and interest expense relating to the Parental loans and other commercial arrangements and settlements between Concert and BT.

                                 CONCERT, B.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in millions, except share data)
                                    ________

     As part of Concert's formation, provisions were included in the framework and closing agreement which required the Parents to reimburse Concert for certain costs under their commercial arrangements. During the years ended December 31, 2001 and 2000, Concert was to be reimbursed $30 and $346 (unaudited), respectively. These amounts are recorded as a reduction of operating and other expenses.


     Balances included in the Consolidated Balance Sheets at December 31, 2001 and 2000 for transactions with each Parent are as follows:

                                                           (Unaudited)
                                                  2001        2000
                                                  ----        ----
Accounts receivable, net                         $  768      $1,670
Other related party receivables                      54         444
Loans and interest due from related parties         159         328

Accounts payable and accrued expenses             1,076       1,942
Long-term debt                                       --       1,950

     Included within trade-third parties accounts receivable balance at December 31, 2001 are amounts due from the Parents as part of their role as Concert's billing and collection service provider. In this role, the Parents bill and collect certain revenue streams on Concert's behalf. These revenues and receivables are not generated from the sale of product or services to the Parents and therefore, they have been classified as third party accounts receivable. Amounts included in the Consolidated Balance Sheet for such items at December 31, 2001 and 2000 are $1,266 and $1,028 (unaudited), respectively.

     Excluded from related party trade accounts payable and accrued expenses are amounts due to the Parents for payments, which the Parents make to unrelated third parties on Concert's behalf. Such payments consist primarily of property and equipment purchases and net settlement payments to third party carriers. At December 31, 2001 and 2000, $775 and $690 (unaudited), respectively, is included in trade third party accounts payables and accrued expenses for these items.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



CONTRIBUTIONS UPON FORMATION

As discussed in Note 1, in connection with the GV formation, the Parents contributed certain assets, liabilities and the economic benefits and risks of certain contracts. The initial contributions to the GV have been accounted for using predecessor or carryover basis.

The January 5, 2000 contributions of the Parents, including minority interest of $44 (unaudited), are summarized below:

                                                               (Unaudited)

         Cash and cash equivalents                               $     52
         Accounts receivable, net                                      44
         Prepaid expenses and other                                     2

         Property and equipment                                     1,785
         Intangible and other assets                                   67
                                                                 --------
         Total assets                                            $  1,950
                                                                 ========

         Accounts payable and accrued expenses                   $    172
         Income and value added taxes payable                           2
                                                                 --------
         Total liabilities                                       $    174
                                                                 ========

         Net Assets                                              $  1,776
                                                                 ========

Under the Framework Agreement, Concert receives the economic benefit and risk associated with contracts assigned to the GV by AT&T and BT. Property and equipment contributed by the Parents consists primarily of Trans-Atlantic and Trans-Pacific sub-sea cable assets and related telecommunications network equipment.

Included in the intangible and other assets contributed by the Parents is $65 (unaudited) related to rights to acquire capacity on a cable system in the Asia Pacific region. At December 31, 2001, Concert has activated $30 of this capacity and reclassified the balance to property and equipment, and is amortizing this amount over 15 years. The Company has reviewed the carrying value of the remaining cable capacity rights of $35, which will revert back to AT&T, as set forth in the Termination Agreements (Note 1) and concluded that neither the Company nor AT&T intends to activate this capacity. Therefore, the Company has written off the remaining carrying value of the capacity rights and has included the write-off within the Consolidated Statements of Operations in operating expenses.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



LOANS DUE FROM RELATED PARTIES

On December 15, 2000, Concert extended a loan facility ("BT Loan Receivable") to BT. The BT Loan Receivable facility expires on December 15, 2003. Any outstanding principal balance is repayable on the expiration date of the facility. Interest is accrued monthly, based on a 365 day year, at the rate of a three month London Inter-bank Offered Rate ("LIBOR") plus 40 basis points, which is measured at the beginning of each quarter, or 4.94% and 6.58% (unaudited) at December 31, 2001 and 2000, respectively. The principal balance of the BT Loan Receivable was $67 and $181 (unaudited) at December 31, 2001 and 2000, respectively. Interest accrued during the facility period is payable on the first business day of the following calendar year. During 2001, BT made principal payments of $399 and took advances of $297. Accrued interest at December 31, 2001 and interest income recorded during 2001 was $9 and $9, respectively. Interest income accrued for 2000 was immaterial. Subsequent to December 31, 2001, all amounts due under the BT Loan Receivable were paid to Concert.

On August 30, 2000, Concert extended a loan facility ("AT&T Loan Receivable") to AT&T. The AT&T Loan Receivable facility expires on August 30, 2003. Any outstanding principal balance is repayable on the expiration date of the facility. Interest is accrued monthly, based on a 360 day year, at the rate of a three month LIBOR (on USD deposits) plus 40 basis points, which is calculated at the beginning of each quarter, or 3.0% and 7.20% (unaudited) at December 31, 2001 and 2000, respectively. Interest accrued during the facility period is payable on the first business day of the following calendar year. Accrued interest at December 31, 2001 and 2000 was $3 and $2 (unaudited), respectively. Interest income recorded during 2001 and 2000 was $5 and $6 (unaudited), respectively. The principal balance of the AT&T Loan Receivable was $80 and $126 (unaudited) at December 31, 2001 and 2000, respectively. During 2001, AT&T made principal payments of $764 and took advances of $718. Subsequent to December 31, 2001, all amounts due under the AT&T Loan Receivable were paid to Concert.

LOANS DUE TO RELATED PARTIES

On November 29, 2001, in connection with the Termination Agreement, through a series of transactions AT&T and BT converted to equity the outstanding amounts of the AT&T Term Loan, BT Term Loan and amounts equal to the related accrued interest of $1,113 and $1,008, respectively. Prior to the conversion, accrued interest of $113 and $104 on the AT&T and BT Term Loans, respectively was paid. Subsequent to this transaction, the AT&T and BT Term Loans were cancelled and terminated.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



During January 2000, Concert renewed a $904 term loan facility ("BT Term Loan") with BT. The BT Term Loan, as amended, will expire on January 18, 2003. Interest accrues daily on the basis of the actual number of days elapsed and a 365 day year, at the rate of the three month LIBOR plus 40 basis points, which is measured at the beginning of each quarter, or 4.94% and 6.58% (unaudited) at December 31, 2001 and 2000, respectively. Accrued interest payable at December 31, 2001 and 2000 was zero and $60 (unaudited), respectively. Interest expense recorded during the years ended December 31, 2001 and 2000 on the BT Term Loan was $49 and $60 (unaudited), respectively.

During January 2000, Concert entered into a $1,000 term loan facility ("AT&T Term Loan") with a wholly owned subsidiary of AT&T. The AT&T Term Loan was drawn down during January and February 2000, in separate advances totaling $1,000. The AT&T Term Loan, as amended, will expire on January 18, 2003. Interest is accrued daily on the basis of the actual number of days elapsed and a 360 day year, at the rate of a three month LIBOR plus 40 basis points, which is calculated at the beginning of each quarter, or 3.00% and 7.20% (unaudited) at December 31, 2001 and 2000, respectively. Accrued interest payable at December 31, 2001 and 2000 was zero and $67 (unaudited), respectively. Interest expense recorded during the years ended December 31, 2001 and 2000 on the AT&T Term Loan was $46 and $67 (unaudited), respectively.

The AT&T Term Loan is denominated in a currency other than the Company's functional currency. Accordingly, the carrying value of the loan is subject to foreign exchange rate risk. Concert recorded an unrealized foreign currency loss on the AT&T Term Loan in the amount of $47 and $92 (unaudited) for the years ended December 31, 2001 and 2000, respectively, which is included in loss on foreign currency transactions, net on the Consolidated Statements of Operations.

OTHER TRANSACTIONS WITH OR ON BEHALF OF THE PARENTS

During the year ended December 31, 2000, the Parents made additional contributions of buildings in the amount of $41 (unaudited), cash and contribution receivable in the amount of $278 (unaudited) and other assets of $2 (unaudited). Concert also paid $52 (unaudited) of estimated income taxes on behalf of its Parents in accordance with applicable tax laws and regulations.

On July 1, 2000, Concert acquired certain assets and assumed certain liabilities of AT&T Global Markets Europe ("GME") for $72 (unaudited). Of the purchase price, $50 (unaudited) was paid during 2000 with the balance paid in 2001 and 2002. This transaction resulted in Concert acquiring the customer base, customer lists, related receivables and

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



         obligations for the data and voice services provided to third parties by GME. The Company recorded liabilities of approximately $163 (unaudited), accounts receivable and other assets of approximately $147 (unaudited) and an intangible asset for the customer base of approximately $88 (unaudited). The Company is amortizing the identifiable intangible asset over five years.

         In December 2001, the Company completed negotiations to settle certain receivables and payables, which arose post GV formation, in dispute with the Parents. Against the total net unresolved disputes registered at December 31, 2001, Concert reserved $141 as an estimated loss in the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations. The final resolution of this issue has concluded that the reserves were sufficient to close all parental disputes at December 31, 2001.

4.       PROPERTY AND EQUIPMENT

         As of December 31, 2001 and 2000, property and equipment consists of the following:

                                                                     (Unaudited)
                                                            2001        2000
                                                           -------     -------
         Network and other equipment                       $ 2,016     $ 2,656
         Construction in progress                              222       1,162
         Software developed for internal use                   345         256
         Administrative assets                                 233         149
                                                           -------     -------
                                                             2,816       4,223
         Less accumulated depreciation and amortization     (1,072)       (470)
                                                           -------     -------
         Property and equipment, net                       $ 1,744     $ 3,753
                                                           =======     =======

         Property and equipment under capital lease is $59 at December 31, 2001 and 2000 (unaudited) and consist primarily of sub-sea cable assets and related equipment. Accumulated depreciation at December 31, 2001 and 2000, related to property and equipment under capital lease, was $4 and zero (unaudited), respectively. These assets are being amortized over the shorter of their estimated useful lives or the related lease term.

         Depreciation and amortization expense related to property and equipment for the years ended December 31, 2001 and 2000 amounted to $602 and $470 (unaudited), respectively.

         In connection with the execution of the Termination Agreements discussed in Note 1, it has been determined that certain of the Company's development projects will no longer be

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



     continued. Accordingly, certain development assets have been abandoned. A charge of $35 was recorded for these projects during 2001 and is included in operating expenses on the Consolidated Statement of Operations. Additionally, as a result of the decision to unwind the GV, certain assets have been identified which remain functional, and are required in the GV's operations, but which will not be required by either Parent after Close. As of October 15, 2001, the date of the Termination Agreements, management has accelerated the depreciation on these assets such that they will be fully depreciated at Close. Accelerated depreciation of approximately $22 was recorded during the year ended December 31, 2001.

     During 2001, events and circumstances within the telecommunications industry occurred, including the October 15, 2001 announcement by AT&T and BT to terminate the GV, which indicated that the carrying amount of the Company's long-lived assets and related intangible assets may not be recoverable. Accordingly, the Company prepared an undiscounted cash flow analysis to determine if an impairment existed at the balance sheet date.

     The analysis was prepared assuming Concert would continue in existence as constituted before the signing of the Termination Agreement dated October 15, 2001. The cash flows used in this hypothetical model assumed the assets were to be held and used and was provided by former Concert B.V. employees, now working for either AT&T or BT and may not be realized by the Company, AT&T or BT.

     The total future undiscounted cash flows in this analysis were less than the carrying amount included in the accompanying Consolidated Balance Sheet of the underlying long-lived assets and intangible assets at December 31, 2001. Accordingly, an impairment loss of $2,535 was recorded in the Consolidated Statements of Operations. This loss represents the amount by which the carrying amount of the long-lived assets, related intangible assets and goodwill being evaluated exceeded the fair value of the underlying assets. The estimated fair value of the long-lived assets at December 31, 2001 was determined through the use of discounted cash flow analysis.

     Given the nature of the Company's assets and operations, the cash flow analysis was prepared at the entity level, which is the asset level for which the lowest level of cash flows was identifiable.

     As a result, the Company has written off goodwill prior to making any reduction of the carrying amounts of the impaired long-lived assets and other identifiable intangible assets. As the impairment loss exceeds the carrying amount of goodwill, at December 31, 2001, goodwill totaling $690 has been fully written off. The remaining portion of the impairment

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------


     loss, has been allocated to customer lists and then among the Company's property and equipment, $56 and $1,789, respectively.

5.   INTANGIBLE ASSETS

     As of December 31, 2001 and 2000, Concert's intangible assets consisted of the following:

                                                             (Unaudited)
                                                  2001           2000
                                                  -----          -----
         Goodwill                                 $  --          $ 795
         Customer lists and other                    --             86
                                                  -----          -----
                                                     --            881
         Less accumulated amortization               --            (51)
                                                  -----          -----
         Intangible assets, net                   $  --          $ 830
                                                  =====          =====

     Amortization related to intangible assets for the years ended December 31, 2001 and 2000 amounted to $63 and $55 (unaudited), respectively.

     As described in Note 4, the Company recorded an impairment loss during the year ended December 31, 2001 which resulted in the reduction of the intangible asset values to zero.

     During 2000, the Company purchased $20 (unaudited) of prepaid capacity rights for cash included in Intangible and other assets on the Consolidated Balance Sheets. During 2001, the financial conditions of the provider indicated probable non-performance of the commitment by the provider. The Company wrote-off the prepayment of $20 and included the result in operating expenses on the Consolidated Statements of Operations for the year ended December 31, 2001.

6.   SHAREOWNERS' EQUITY

     The authorized share capital amounts of the Company as of December 31, 2001 and 2000 consists of 300,000 of each Class A and Class B ordinary shares with an authorized par value of NLG 150. Class A ordinary share issued capital amounts to $6 and consists of 125,101 ordinary shares with a par value of NLG 100 per share. Class B ordinary share issued capital amounts to $24 and consists of 125,101 ordinary shares with a par value of NLG 400 per share. Notwithstanding the difference in par value, the Class A shares and the Class B shares have identical rights.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



     On November 29, 2001, in connection with the Termination Agreements, the Company issued one Class A share, with a par value of NLG 100 to AT&T in consideration for the outstanding AT&T Term Loan and related accrued interest (as described in Note 3) of $1,113. The Company also issued one Class B share, with a par value of NLG 400 to BT in consideration for the outstanding BT Term Loan and related accrued interest (as described in Note
     3) of $1,008.

     On January 5, 2000, in connection with the formation of the GV, Concert B.V. became the ultimate parent company of the Global Venture. Concurrent with the formation of the GV, BT retained their ownership of 125,100 Class B shares, and 125,100 Class A shares were issued to AT&T for its contribution.

7.   EMPLOYEE BENEFIT PLANS

     401(k) PLAN

     Concert maintains a defined contribution retirement savings plan under
     Section 401(k) of the United States of America Internal Revenue Code. This plan, covering substantially all US-based employees meeting the minimum age and service requirements, allows participants to defer a portion of their annual compensation on a pre and post-tax basis. Under the plan, Concert will match 66.7% of every dollar the employee contributes up to a maximum of 6% of the employee's annual base salary. The company matches both employee pre and after-tax contributions. Concert contributions to the plan for the years ended December 31, 2001 and 2000 totaled $11 and $11 (unaudited), respectively.

     PENSION PLAN

     Concert maintains a non-contributory defined benefit pension plan ("Cash Balance") covering the majority of its US-based employees. Concert also maintains a Supplemental Executive Retirement Plan (the "SERP"). The Plans were effective January 5, 2000.

     The Cash Balance plan is a non-contributory defined benefit pension plan. Employees are eligible to participate in the Cash Balance plan if they are compensated by salary or commission or by a combination of both. Retirement benefits are normally payable upon reaching age 65. Pension trust contributions are made to trust funds held for the sole benefit of plan participants. Each participant is assigned a nominal cash balance account that grows by pay credits and interest credits. Benefits are paid in either a lump sum or annuity form of payment based upon the election of the employee.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



     The following table shows the change in benefit obligation, change in plan assets, funded status, accrued benefit cost, and components of the net periodic benefit cost for the Cash Balance and SERP included in the accompanying financial statements for the years ended December 31, 2001 and 2000:

                                                                                             (Unaudited)
                                                                            2001                 2000
                                                                          --------             --------
      CHANGE IN BENEFIT OBLIGATION
           Benefit obligation at beginning of year                        $      8             $     --
           Service cost                                                          9                    6
           Interest cost                                                        --                   --
           Actuarial loss                                                        2                    2
           Benefits paid                                                        (1)                  --
           Additional benefit based on estimated future salary
           levels                                                               --                   --
           Curtailment                                                           2                   --
                                                                          --------             --------
           Benefit obligation at end of year                              $     20             $      8
                                                                          ========             ========

         CHANGE IN PLAN ASSETS

           Fair value of plan assets at beginning of year                 $     --             $     --
           Actual return on plan assets                                         --                   --
           Employer contribution                                                 9                   --
           Benefits paid                                                        (1)                  --
                                                                          --------             --------
           Fair value of plan assets at end of year                       $      8             $     --
                                                                          ========             ========

         FUNDED STATUS, AT DECEMBER 31                                    $    (12)            $     (8)
         UNRECOGNISED NET LOSS, AT DECEMBER 31                                   3                    2
                                                                          --------             --------
         ACCRUED BENEFIT COST, AT DECEMBER 31                             $     (9)            $     (6)
                                                                          ========             ========

         COMPONENTS OF NET PERIODIC BENEFIT COST

           Service cost                                                   $      9             $      6
           Interest cost                                                        --                   --
           Expected return on plan assets                                       --                   --
           Amortisation of net loss                                             --                   --
           Curtailment charge                                                    2                   --
                                                                          --------             --------
         Net periodic benefit cost                                        $     11             $      6
                                                                          ========             ========

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



     The following rates and assumptions were used in the measurement of the pension benefit obligations at December 31, 2001 and 2000:

                                                                (Unaudited)
                                                   2001             2000
                                                   ----             ----
         Weighted average discount rate            7.25%            7.50%
         Expected return on plan assets            9.00%            9.00%
         Rate of compensation increase             5.50%            6.00%

     In connection with Concert's Reduction in Force Programs (see Note 8), curtailment accounting was applied as of December 31, 2001 with respect to the 743 participants scheduled to terminate service with a vested benefit during 2002 as part of the Reduction in Force Program. The resultant increase in the projected benefit obligation is treated as a curtailment loss and recognized immediately as a component of 2001 expense.

     Certain Concert employees previously employed by BT or AT&T continue to participate in their respective parent's cash balance pension plans. These employees are not eligible to participate in the Concert cash balance plan, and Concert makes payments to the parents on behalf of these employees. These payments are included in operating expenses on the Consolidated Statement of Operations.

8.   EMPLOYEE TERMINATION CHARGES

     On April 5, 2001, Concert announced a Reduction in Force program. As a result of this program, Concert terminated 389 employees across various levels throughout the Company. In connection with the Termination Agreements described in Note 1, Concert announced an additional Reduction in Force program. This program called for the termination of 1,770 employees to be effected in three phases. All employees effected by the reduction in force program were notified of their termination date and were advised of the amount of their termination benefits on or before December 31, 2001. The Company recorded a charge for employee termination benefits of $172 in 2001 related to these activities. This amount is included in operating expenses in the Consolidated Statements of Operations.

     At December 31, 2001, the Company had $136 included in accrued employee related costs on the Consolidated Balance Sheet related to employee termination benefits and expects to pay these amounts through 2002.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



9.   INCOME TAXES

     The provision for (benefit from) income taxes for the years ended December 31, 2001 and 2000 are comprised of the following:

                                                                  (Unaudited)
                                                   2001               2000
                                                   ----               ----
         Current                                   $(68)              $ 97
         Deferred                                    (8)                 1
                                                   ----               ----
         Income tax (benefit) expense              $(76)              $ 98
                                                   ====               ====

     Deferred income tax liabilities are taxes that Concert expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax basis of certain assets and liabilities.

     The following is a summary of the significant U.S. and foreign items giving rise to components of Concert's deferred tax assets and liabilities at December 31, 2001 and 2000:

                                                                     (Unaudited)
                                                     2001                2000
                                                   --------            --------
         Assets:
            Deductible items                       $     75            $     87
            Less: valuation allowance                   (75)                (42)
                                                   --------            --------
            Net deferred tax asset                       --                  45

         Liabilities:
            Depreciation                                 (1)                (54)
                                                   --------            --------

         Total deferred tax liability              $     (1)           $     (9)
                                                   ========            ========

     At December 31, 2001 and 2000, Concert had net operating loss carryforwards of $14 and $200 (unaudited), respectively, generated primarily in the United Kingdom. Due to UK net operating loss carryover statutory provisions, it is unlikely the Company will recognize the benefit of these losses.

     The change in valuation allowance reflects the determination that a tax benefit related to the net operating losses will not be recognized.

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



     A reconciliation between the statutory federal income tax rate and the effective rate of income taxes for the years ended December 31, 2001 and 2000 is as follows:

                                                                     (Unaudited)
                                                             2001       2000
                                                             -----      ----
         United States federal statutory income tax rate      35.0%     35.0%
         Benefit of United States partnership status          (8.1)%   (10.5)%
         Non-United States net income                        (23.3)%    (5.5)%
         Non-deductible charges                               (0.7)%    26.7%
         Other                                                (0.9)%     2.6%
                                                             -----      ----
         Effective income tax rate                             2.0%     48.3%
                                                             =====      ====

10.  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, Concert is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, Concert is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact which may exist with respect to these matters at December 31, 2001. Concert believes that after final disposition, any monetary liability or financial impact beyond that provided for at December 31, 2001 will not be material to Concert's operations, financial position or cash flows.

     Concert leases office facilities, network facilities, airplanes, and copier equipment under operating leases that expire in various years through 2013. In addition, Concert leases capacity on telecommunication cables classified as capital leases. Future minimum annual payments under capital leases and non-cancelable operating leases with initial terms of one year or more consist of the following at December 31, 2001:

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



                                                           Capital       Operating
                  Years ending December 31,                 Leases        Leases
                                                         ----------    ------------
     2002                                                $       16    $         34
     2003                                                        16              28
     2004                                                        14              23
     2005                                                         -              18
     2006                                                         -              15
     Thereafter                                                   -              51
                                                         ----------    ------------
     Total minimum lease payments                                46    $        169
                                                                       ============
     Less amount reported as interest                            (2)
     Less current portion                                       (15)
                                                         ----------
     Capital lease obligations, net of current portion   $       29
                                                         ==========

     Expenses for operating leases, including month to month leases, amounted to $118 and $111 (unaudited) for the years ended December 31, 2001 and 2000, respectively. Concert also incurs costs with its Parents for accommodation expenses, under separate commercial agreements. Rent expense, under these agreements amounted to $44 and $42 (unaudited) for the years ended December 31, 2001 and 2000, respectively. In addition, Concert has month to month lease agreements for shared network accommodations with third parties. Rent expense for the years ended December 31, 2001 and 2000 under these agreements was $26 and $49 (unaudited), respectively.

11.  DERIVATIVE FINANCIAL INSTRUMENTS

     In the normal course of business, Concert uses derivative financial instruments for purposes other than trading. Concert does not use derivative financial instruments for speculative purposes. These instruments are limited to foreign currency exchange contracts. Foreign currency exchange contracts are used to manage Concert's exposure to changes in currency exchange rates related to foreign-currency-denominated transactions. In 2001, this consisted principally of British pounds sterling, European Union currency ("EURO") and Japanese Yen contracts related to international carrier settlements, intercompany loans and reimbursement from European distribution channels. Concert has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

     By their nature, derivative instruments involve risk, including the credit risk of non-performance by counterparties. At December 31, 2001, it is management's opinion that there is no significant risk of loss in the event of non-performance of the counterparties to these

                                  CONCERT, B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                    --------



     financial instruments. Concert controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures. Concert does not have any significant exposure to any individual counter-party, nor any major concentration of credit risk related to any derivative financial instruments.

     Foreign currency forward contracts amounted to $324 and $157 (unaudited) to purchase foreign currencies and $247 and $63 (unaudited) to sell foreign currencies at December 31, 2001 and 2000, respectively, resulting in net unrealized gains of $4 and $2 (unaudited) for the years ended December 31, 2001 and 2000, respectively. All of these contracts mature in 2002. Gains and losses on these contracts are recorded in earnings in other income (expense), net and offset gains and losses from the revaluation of the underlying assets and liabilities recorded in currencies other than the Company's functional currency.